Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Aurora Technology Acquisition Corp. (the “Company”) on Amendment No. 3 to Form S-4 (File No. 333-271890) of our report dated April 18, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Aurora Technology Acquisition Corp as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 20, 2023